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IDS Life Series Fund, Inc.
File No. 2-97636/811-4299

                                  EXHIBIT INDEX

Exhibit 5(c): Addendum to Investment Advisory Agreement between IDS Life Insurance Company and American Express Financial Corporation for IDS Life International Equity Portfolio, dated January 1, 1995.

Exhibit 11:     Independent Auditors' Consent.

Exhibit 17:     Financial Data Schedule.

Exhibit 18:     Power of Attorney dated April 11, 1997.